                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                       [AMENDMENT NO...................]

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2)0

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                  GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
-------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
-------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------

  (2)  Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   --------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  (5)  Total fee paid:
   --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:_________________________________________________

  (2)  Form, Schedule or Registration Statement No.:___________________________

  (3)  Filing Party:___________________________________________________________

  (4)  Date Filed:_____________________________________________________________

                [LOGO OF GRAND PRIX ASSOCIATION OF LONG BEACH]

CHRISTOPHER R. POOK
PRESIDENT & CHIEF EXECUTIVE OFFICER

    March 17, 1998

    Dear Grand Prix Association of Long Beach, Inc. Shareholder:

    You are cordially invited to attend the Grand Prix Association of Long Beach, Inc. Annual Meeting of Shareholders to be held on Wednesday, April 22, 1998 at 4:00 p.m. local time. The meeting will be held at the Hilton Hotel, One World Trade Center, Long Beach, California.

    At the meeting you will be asked to vote on the election of directors and vote upon the retention of Arthur Andersen LLP as the Company's independent public accountants.

    I hope you will be able to attend this year's Annual Meeting. We will report to the shareholders on the fiscal year ended November 30, 1997, which was a pivotal year for the Company and on our future challenges.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card as soon as possible in the enclosed prepaid envelope in order to ensure that your vote is counted. If you attend the meeting, you will, of course, have the right to vote your shares in person.

    Very truly yours,

    /s/ Christopher R. Pook

    CHRISTOPHER R. POOK

                [LOGO OF GRAND PRIX ASSOCIATION OF LONG BEACH]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 22, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Grand Prix Association of Long Beach, Inc., a California corporation (the "Company") will be held on Wednesday, April 22, 1998 at 4:00 p.m. local time, at the Hilton Hotel, One World Trade Center, Long Beach, California for the following purposes:

  1. To elect the following four (4) directors, three to serve for a three year term, one to serve for a one year term, and until their successors are duly elected and qualified.

              Three Year Term:     Joseph F. Ainge
                                   H. Lee Combs
                                   Wayne Kees

              One Year Term:       Gregory Penske

  2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the current fiscal year.

  3. To transact any such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on February 27, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

  All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Gemma A. Bannon
                                          Gemma A. Bannon
                                          Secretary
Long Beach, California
March 17, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE A QUORUM IS PRESENT AND THAT YOUR SHARE ARE REPRESENTED. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                [LOGO OF GRAND PRIX ASSOCIATION OF LONG BEACH]

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

  The enclosed Proxy is solicited on behalf of the Board of Directors of Grand Prix Association of Long Beach, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders ("Annual Meeting") to be held Wednesday, April 22, 1998 at 4:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Hilton Hotel, One World Trade Center, Long Beach, California 90831.

  The Company's principal executive offices are located at 3000 Pacific Avenue, Long Beach, California 90806. The telephone number is (562) 981-2600.

  These proxy solicitation materials were mailed on or about March 17, 1998 to all shareholders entitled to vote at the Annual Meeting.

  A COPY OF THE ANNUAL REPORT CONTAINING FORM 10-KSB IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE FORM 10-KSB WILL BE FURNISHED UPON WRITTEN REQUEST, WITHOUT CHARGE, TO ANY PERSON WHO WAS A SHAREHOLDER AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GEMMA A. BANNON, AT 3000 PACIFIC AVENUE, LONG BEACH, CALIFORNIA 90806.

                INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

  Shareholders of record at the close of business on February 27, 1998 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 4,665,236 shares of the Company's common stock, no par value (the "Common Stock") were issued and outstanding, each share being entitled to one vote at the meeting.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

  Every shareholder voting for the election of directors is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in the election of directors. On all other matters each share is likewise entitled to one vote on each proposal or item that comes before the Annual Meeting.

  The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business, but to exclude broker non-votes from the calculation of shares entitled to vote with respect to any proposal for which authorization to vote was withheld.

  The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone or facsimile.

                      PROPOSAL ONE--ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

  The term of office of four of the present directors of the Company will expire on the day of the Annual Meeting, upon the election of their successors. The Company's amended bylaws require that the directors be divided into three classes, with each class consisting of no less than three directors. At the first annual meeting after adoption of the amended bylaws, which was the last annual meeting, and pursuant to the amended bylaws, one class was elected to serve for three years, one class to serve for two years, and one class to serve for one year. The amended bylaws provide that at subsequent annual meetings directors will be elected to hold office for three years. Through March 1998 the Board of Directors consisted of eleven members. Directors, Neil Matlins, who was elected to serve until 1999 and John R. Queen III, whose term was due to expire at the Annual Meeting announced that they would not stand for reelection at the Annual Meeting. Accordingly, the Board, acting pursuant to its authority under the bylaws, has set the size of the board at nine. As a result, following the Annual Meeting, the board will consist of nine members, with three members in each class. The bylaws also require that the number of directors in each class be equal. Therefore, three directors elected at this meeting will be elected to a three year term. Directors elected at the last annual meeting for a term of two or three years will continue in office and one director will be elected for a one year term.

NOMINEES

  Each of the nominees named below is currently a director of the Company and was elected at the last annual meeting which was held on December 9, 1996, except for H. Lee Combs and Gregory W. Penske, who were elected on October 13, 1997 to fill the vacancies on the board created when the bylaws were amended to increase the number of directors to eleven. Set forth below are the names and ages of the nominees, the principal occupation of each, the year in which first elected as a director of the Company, the business experience of each for at least the past five years, and certain other information concerning each of the nominees.

 For a Three Year Term ending in 2001:

  Joseph F. Ainge, 68, has been a Director of the Company since 1975. Mr. Ainge has been Vice President of the Prime Electro Products Company, a distributor of electronic components, since 1990. Mr. Ainge earned a BS in Business Management and Marketing from the University of Utah in Salt Lake City.

  Wayne Kees, 75, has served as a Director of the Company since 1975. Mr. Kees has been retired for more than five years. Mr. Kees also serves as a member of the Board of Directors of Goodrich Petroleum Corporation and Sizzler International.

  H. Lee Combs, 44, has served as a Director of International Speedway Corp. since 1987. He served as that company's Vice President and Chief Financial Officer from 1987 until his appointment as Senior Vice President-Operations in January 1996. He has also served as a Director of Penske Motorsports, Inc. since 1995.

 For a One Year Term ending in 1999:

  Gregory W. Penske, 35, has been President of Penske Motorsports, Inc. since July 1997 and a Director since its formation. Mr. Penske has been President of California Speedway Corporation since January 1997. Since 1993, Mr. Penske has been President of Penske Automotive Group, Inc. From 1987 to July 1992, Mr. Penske served as Vice President of D. Longo, Inc., and from 1992 to the present served as its President. D. Longo, Inc. is a Toyota dealership in El Monte, California and is a subsidiary of Penske Automotive Group, Inc.

DIRECTORS CONTINUING IN OFFICE

  The following directors were elected at the December 9, 1997 annual meeting and will continue in office with terms ending in 1999 and 2000.

 Term ending in 2000:

  Daniel S. Gurney, 65, has been involved with the Company since its inception in 1974 and has served as a Director of the Company since 1975. Since 1964, Mr. Gurney has been the owner and Chief Executive Officer of All American Racers Incorporated of Santa Ana, California, a company that designs race cars. Mr. Gurney is a former professional race car driver.

  George S. Pellin, 57, has been a Director of the Company since 1988. Since 1984, Mr. Pellin has been the owner and General Manager of Pellin Automotive Products Company, Inc. which manufactures automotive parts in Los Angeles, California. Mr. Pellin also owns George Pellin & Associates, a company involved in the sale of automotive electrical equipment and parts. Mr. Pellin earned a BS in Business from the University of Southern California, Los Angeles.

  James Sullivan, 64, is one of the original shareholders of the Company and has served as a Director of the Company since 1980. Since 1983, Mr. Sullivan has been the owner of S.R.E. Industries, Burbank, California, a company which manufactures souvenir and promotional items with a large presence in the racing community. Mr. Sullivan was educated at the University of Arizona. He has been interested in racing since childhood and ran a Championship USAC Midget team in the late 1970's and early 1980's.

 Term ending in 1999:

  James P. Michaelian, 55, has been a Director of the Company since 1975, and has been employed by the Company since its inception in 1974 in various executive capacities. He has served as Executive Vice President of the Company since 1988, and Chief Operating Officer since May 1996. Mr. Michaelian also serves as the Executive Producer of Grand Prix Teleproductions, a division of the Company that is responsible for providing television broadcast services for the Grand Prix of Long Beach on ABC and ESPN. Mr. Michaelian holds an MBA from University of California, Los Angeles.

  Christopher R. Pook, 56, founded the Company and has served as Chairman of the Board of Directors, Chief Executive Officer and President since its inception in 1974. Mr. Pook is a former member of the Board of Governors of California State University, Long Beach; was a California delegate appointed by President Clinton to the White House Conference on Travel and Tourism; Co-Chair, with Long Beach Mayor Beverly O'Neill, of Long Beach Strategic Marketing, Inc.; Board Member of the Long Beach Area Convention & Visitors Bureau; past Chairman of the Greater Los Angeles World Trade Center Association; four-time Fund Raising Chairman of California State University, Long Beach, 49er Athletic Foundation; and former Marketing Committee Chairman and Board Member of the Long Beach Symphony. He is a past recipient of the Salesman of the Year award from Sales and Marketing Executives. He was recently presented with the first annual Entrepreneur of the Year Award by the Long Beach Chamber of Commerce. On two occasions he has been awarded a key to the City of Long Beach for his efforts on behalf of the community and is a past Chairman of the Board of Directors of the Greater Long Beach Area Chamber of Commerce. Mr. Pook is one of the original developers of the concept of modern-day racing through city streets in the United States.

ATTENDANCE AT BOARD MEETINGS

  During the fiscal year ended November 30, 1997, the board met in person seven times, by telephone three times and took action by unanimous consent one time. During the 1997 fiscal year, each of the directors attended 75% or more of the total number of meetings of the Board held and the total number of meetings held by all committees of the Board on which he served during such period, with the exception of Mr. Gurney who attended 70% and Mr. Combs who attended 50% of the board of directors and committee meetings held during the time he was a director.

COMPENSATION OF DIRECTORS

  Non-employee directors receive compensation of $500 per board meeting attended and $500 per committee meeting attended. Prior to June 1996, they also received stock options. In December 1993, 149,390 shares of Common Stock from the 1993 Stock Option Plan were set aside to be granted to the ten then existing non-employee directors in consideration of their past service to the Company. Each of those directors was granted an option to purchase one-tenth of the shares held in the pool, contingent upon their attendance at four board meetings a year. Options granted to the directors were granted at an exercise price of $1.09 per share and were to vest over the subsequent five year period at a rate of 20% per year, commencing December 1994. Some of the options have been exercised by existing or retired directors. Stock Option Agreements under the 1993 Stock Option Plan further provided that if any director were asked to resign, his or her options would vest immediately. The Company further agreed to compensate those directors by paying them the consideration necessary to exercise the 20% of the options which vested in December 1995. Of the ten then-existing non-employee directors, five are still board members and each currently has eighty percent of his options vested. The retired non-employee directors are eligible to exercise their options, all of which immediately vested upon resignation. Directors are eligible to participate in the Company's 1996 Stock Option Plan; however, to date no options have been granted under that plan.

COMMITTEES OF THE BOARD

  Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the independent public accountants' plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee currently consists of Messrs. Queen, Pellin, Combs and Ainge, all of whom are currently Directors of the Company.

  Nominating Committee. The Nominating Committee selects and nominates qualified persons to serve as directors of the Company. The Nominating Committee currently consists of Messrs. Pook, Kees, Gurney and Ainge. Mr. Pook is currently an officer and Director of the Company and Messrs. Kees, Gurney, Penske and Ainge are currently Directors of the Company.

  Compensation Committee. The Compensation Committee determines the annual compensation of executive officers and key employees of the Company. The Compensation Committee currently consists of Messrs. Sullivan, Kees and Ainge, none of whom are officers or employees and all of whom are currently directors of the Company.

  Stock Option Committee. The Stock Option Committee administers the Company's 1996 Employee and Director Stock Incentive Plan. The Committee determines who are to receive grants under these plans and the terms of all grants subject to the applicable provisions of the plans. The Stock Option Committee currently consists of Messrs. Pook, Michaelian, Kees, Queen, Gurney and Pellin, all of whom are currently Directors of the Company. Messrs. Pook and Michaelian are also officers of the Company.

  Executive Committee. The Executive Committee has and exercises all of the powers and authority of the Board in the management of the business and affairs of the Company that may lawfully be delegated to it by the Board. The Executive Committee does not have the power to amend the Articles of Incorporation or bylaws of the Company, to adopt an agreement of merger or consolidation, to recommend to the shareholders the sale, lease or exchange of all or substantially all of the property and assets of the Company or the dissolution of the Company, to declare a dividend or authorize the issuance of stock, or to file bankruptcy. The Executive Committee currently consists of Messrs. Pook, Michaelian, Kees, Queen, Gurney and Pellin. Messrs. Pook and Michaelian are the CEO and COO respectively and all of the committee members are Directors of the Company.

APPROVAL BY SHAREHOLDERS

  The four nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as the Company's directors to serve the terms set for them as described above. So long as the Company is a "listed" corporation within the meaning of Section 301.5 of the California Corporations Code, the Company's bylaws provide for the automatic elimination of cumulative voting. Unless otherwise instructed, the proxy holder will vote proxies received by her FOR the four nominees named above. It is not expected that any nominee will be unable or will decline to serve as a director. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

                                 PROPOSAL TWO
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

RATIFICATION OF ARTHUR ANDERSEN LLP

  The accounting firm of Arthur Andersen LLP serves the Company as its independent public accountants and has done so for the past four years. A representative from Arthur Andersen LLP will be at the Annual Meeting to answer any questions that arise.

APPROVAL BY SHAREHOLDERS

  The affirmative vote of at least a majority of the outstanding shares present and entitled to vote at the meeting is required for confirmation of the appointment of the independent pubic accountants for the current fiscal year. Unless instructed otherwise, the proxy holder will vote proxies held by her FOR this resolution. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING NOVEMBER 30, 1998.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

  The following table sets forth ownership of the Company's voting securities as of February 27, 1998 by (i) each person or group who is known by the Company to own beneficially more than 5% of the outstanding shares of each class of voting securities, (ii) each director, nominee director and named executive officer and (iii) all executive officers, and directors as a group.

                                                     AMOUNT AND
                                                     NATURE OF     PERCENTAGE
                                            TITLE    BENEFICIAL     OF CLASS
   NAME OF BENEFICIAL OWNER(3)             OF CLASS OWNERSHIP(1) OUTSTANDING(2)
   ---------------------------             -------- ------------ --------------
   Christopher R. Pook(4)(16)               Common     515,558       10.73%
   James P. Michaelian(5)(16)               Common     263,459        5.54%
   Dwight R. Tanaka(6)(16)                  Common      65,619        1.40%
   Ronald C. Shirley                        Common         -0-        0.00%
   Michael S. Clark(7)(16)                  Common      38,535        0.82%
   Kevin O'Brien                            Common         -0-        0.00%
   Joseph Ainge(13)(16)                     Common      57,978        1.24%
   Daniel S. Gurney(8)(16)                  Common      82,792        1.77%
   Wayne Kees(8)(16)                        Common      57,978        1.24%
   George Pellin(13)(16)                    Common      71,146        1.52%
   John R. Queen, III(9)(16)                Common      36,570        0.78%
   James Sullivan(10)(16)                   Common      67,978        1.45%
   Neil Matlins(11)(16)                     Common     107,225        2.30%
   H. Lee Combs                             Common         -0-        0.00%
   Gregory Penske                           Common         -0-        0.00%
   Midwest Facility Investments, Inc.(16)   Common     340,000        7.29%
   Penske Motorsports, Inc.(16)             Common     340,000        7.29%
   Nicholas & Company(12)                   Common     251,000        5.38%
   Wellington Management Company LLP(14)    Common     328,000        7.03%
   Laifer Capital Management, Inc.(15)      Common     264,041        5.66%
   All executive officers and directors
    as a group (18 persons)(17)             Common   1,394,319       28.07%

--------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days from February 27, 1998, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.
 (2) Based on 4,665,236 shares of Common Stock outstanding, subject to the second sentence of footnote 1 above.
 (3) Unless otherwise noted, the address for each person listed is 3000 Pacific Avenue, Long Beach, California 90806. Unless otherwise noted, each person has sole voting and investment power over the shares of Common Stock, subject to community property laws where applicable.
 (4) Includes options to purchase 139,548 shares of Common Stock exercisable within 60 days of February 27, 1998. Includes 65,805 shares of Common Stock owned by Ellen Pook, the spouse of Mr. Pook and excludes 55,396 over which he has a right of first refusal.
 (5) Includes options to purchase 86,961 shares of Common Stock exercisable within 60 days of February 27, 1998.

 (6) Includes options to purchase 10,415 shares of Common Stock exercisable within 60 days of February 27, 1998.
 (7) Includes options to purchase 6,345 shares of Common Stock exercisable within 60 days of February 27, 1998.
 (8) Includes options to purchase 8,964 shares of Common Stock exercisable within 60 days of February 27, 1998.
 (9) Excludes an aggregate of 132,581 shares of Common Stock owned by Mr. Queen's father, grandmother and brother, of which shares Mr. Queen disclaims beneficial ownership.
(10) Includes 7,114 shares of Common stock owned by the spouse of Mr. Sullivan, also includes 41,799 shares of Common stock held by Mr. Sullivan as Trustee of the SRE Industries Pension Trust and options to purchase 11,951 shares of Common stock exercisable within 60 days of February 27, 1998.
(11) Includes 61,600 shares of Common stock held by the Lincoln Fund, 18,750 shares of Common stock held by the Lincoln Fund Tax Advantage LP, 15,625 shares of Common stock held by the Gordon Fund and 6,250 shares of Common stock held by Matlins Financial Consulting Inc. Profit Sharing Plan which are managed by Mr. Matlins.
(12) Said 251,000 shares of Common Stock are held by Nicholas Company, Inc. an investment advisor which has dispositive power over the shares invested in Nicholas Limited Edition, Inc. which has voting power over the shares
(13) Includes options to purchase 11,951 shares of Common stock exercisable within 60 days of February 27, 1998.
(14) These shares are owned of record by clients of Wellington Management Company LLP which is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.
(15) Laifer Capital Management, Inc. is an investment advisor registered under
     Section 203 of the Investment Advisor's Act of 1940. It has shared voting power over 90,341 shares and sole voting power over 173,700 shares.
(16) Excludes shares over which each has a right of first refusal. (See "Potential for Change in Control").
(17) Includes all executive officers and current directors of the Company.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES OF THE COMPANY

 EXECUTIVE OFFICERS

  Christopher R. Pook founded the Company in 1974 and has since been the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Pook is a former member of the Board of Governors of California State University, Long Beach; was a California delegate appointed by President Clinton to the White House Conference on Travel and Tourism; Co-Chair, with Long Beach Mayor Beverly O'Neill, of Long Beach Strategic Marketing, Inc.; Board Member of the Long Beach Area Convention & Visitors Bureau; past Chairman of the Greater Los Angeles World Trade Center Association; four-time Fund Raising Chairman of California State University, Long Beach, 49er Athletic Foundation; and former Marketing Committee Chairman and Board Member of the Long Beach Symphony. He is a past recipient of the Salesman of the Year award from Sales and Marketing Executives. He was recently presented with the first annual Entrepreneur of the Year Award by the Long Beach Chamber of Commerce. On two occasions he has been awarded a key to the City of Long Beach for his efforts on behalf of the community and is a past Chairman of the Board of Directors of the Greater Long Beach Area Chamber of Commerce. Mr. Pook is one of the original developers of the concept of modern-day racing through city streets in the United States.

  James P. Michaelian has been employed by the Company since its inception in 1974 in various executive capacities and has been the Executive Vice President of the Company since 1988, Chief Operating Officer since May 1996 and a Director since 1975. Mr. Michaelian also serves as the Executive Producer of Grand Prix

Teleproductions, a division of the Company which is responsible for providing television broadcast services for the Grand Prix on ABC and ESPN. Mr. Michaelian holds an MBA from University of California, Los Angeles.

  Dwight R. Tanaka has been employed by the Company for the past 19 years and has been the Vice President of Operations of the Company since 1984. In addition, Mr. Tanaka is the Chief Operating Officer of the Company's subsidiary responsible for the grandstand rental and installation business.

  Ronald C. Shirley joined the Company in March 1997 and has served as Chief Financial Officer for the Company since then. Mr. Shirley served as Vice President, Treasurer and Chief Financial Officer for the California Angels from December 1991 to May 1996. In addition, he was with the accounting and consulting firm of Arthur Andersen LLP for nine years. He received a Bachelor's degree in Business with a major in accounting from California State University at Long Beach and has been a certified public accountant since 1981.

  Michael S. Clark has been employed by the Company since 1988 and has served as Vice President of Marketing for the Company since 1991. Mr. Clark also serves as the Director of Marketing for Competitive Promotional Solutions, a division of the Company responsible for providing promotion, marketing and public relations services primarily for organizations involved in the motorsports industry. Mr. Clark holds a Bachelor of Science in Communications from the University of Texas.

 SIGNIFICANT EMPLOYEES

  Kevin O'Brien joined the Company on January 12, 1998 as Vice President of Communications and Public Relations. From 1994 through 1997, Mr. O'Brien was Vice President of Marketing for Sports Car Club of America (SCCA) Pro Racing. In 1993 Mr. O'Brien served as Vice President of Marketing and Communications for the International Motorsports Association (IMSA). He spent 1991 and 1992 with the Quarton Group in Detroit working on publications for the National Basketball Association, Professional Golfers Association and National Hockey League's Detroit Red Wings. From 1986 to 1990 he acted as Director of Marketing for Championship Auto Racing Teams, Inc. (CART). Mr. O'Brien has a degree in Business Management from Western Michigan University.

  Rodney G. Wolter joined the Company in October 1995 as General Manager of Gateway International Raceway and to supervise the planned redevelopment of the Gateway facility. In June 1996, he was named a Vice President of Gateway International Motorsports Corporation and named its President in May 1997. From 1987 to 1994, Mr. Wolter served as Manager of the Nebraska Motorplex in Scribner, Nebraska and was responsible for its operations. From 1962 to February 1993, Mr. Wolter served as a construction project manager for Kiewit Construction in Omaha, Nebraska.

  Todd Bridges joined the Company in June 1996 as General Manager of Memphis Motorsports Park. From 1991 to 1996, Mr. Bridges was the owner of Binex Outsourcing Services which provided management consulting services to various businesses, including Kansas City International Raceway, where he was Marketing/Operations Manager from 1988 to 1991. Mr. Bridges has been involved in motorsports for over 20 years.

  Gemma A. Bannon has been with the Company since 1982. She is Director of Administration, primarily responsible for management of human resources for the Company, and since 1990 has served as Corporate Secretary of the Company. She has also served as Executive Assistant to the President of the Company since 1982. Ms. Bannon attended University of Toronto, in Toronto, Canada.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the last three fiscal years by the Company's Chief Executive Officer and the Company's other three most highly compensated executive officers (the "Named Officers") whose total annual salary and bonus exceeded $100,000 during the fiscal year ended November 30, 1997 or any of the preceding two years.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                              ---------------------------------------------
                            ANNUAL COMPENSATION                            AWARDS                 PAYOUTS
                  ------------------------------------------- --------------------------------- -----------
      (A)          (B)        (C)      (D)         (E)              (F)              (G)            (H)           (I)
                                                                                  SECURITIES     LONG-TERM
                                               OTHER ANNUAL   RESTRICTED STOCK    UNDERLYING     INCENTIVE     ALL OTHER
    NAME AND      FISCAL     SALARY   BONUS  COMPENSATION (1)    AWARDS (2)    OPTIONS/SARS (2) PAYOUTS (2) COMPENSATION (3)
    POSITION       YEAR       ($)      ($)         ($)              ($)              (#)            ($)           ($)
    --------      ------    -------- ------- ---------------- ---------------- ---------------- ----------- ----------------
Christopher R.
 Pook             11/97     $225,000     --        --               --                 --           --           $1,925
Chairman, CEO
 and              5-mos(4)    93,750     --        --               --                 --           --            1,200
President          6/96      185,390 112,194       --               --                 --           --            3,510
                   6/95      172,620 105,561       --               --             174,235          --              --
James P.
 Michaelian       11/97      175,000     --        --               --                 --           --            1,775
Chief Operating   5-mos(4)    72,917     --        --               --                 --           --              875
Officer            6/96      153,586  69,283       --               --                 --           --            3,810
                   6/95      141,173  66,127       --               --             108,700          --              --
Dwight R. Tanaka  11/97      102,862     --        --               --                 --           --              --
VP Operations     5-mos(4)    41,490     --        --               --                 --           --              --
                   6/96      100,096  37,074       --               --                 --           --              --
                   6/95       94,814  31,850       --               --              52,075          --              --
Michael S. Clark  11/97       72,639     --        --               --                 --           --            2,575
VP Marketing      5-mos(4)    29,291     --        --               --                 --           --            1,188
                   6/96       72,400  49,680       --               --                 --           --            3,498
                   6/95       65,975  40,425       --               --              31,729          --              --

-------
(1) The aggregate amount of perquisites and other personal benefits, premiums for health, life and disability insurance, securities or property, given to each of the Named Officers valued on the basis of aggregate incremental cost to the Company was less than either $50,000 or 10% of such officer's total annual salary and bonus during each of these years.

(2) There were no grants of stock options, stock appreciation rights, or stock options granted in tandem with stock appreciation rights made by the Company during its fiscal years ended November 30, 1997 or June 30, 1996 to the Named Officers. The number of stock option grants identified in column (g) above includes both exercisable and unexercisable stock options which were granted during the Company's fiscal year ended June 30, 1994 as described under the 1993 Stock Option Plan detailed below. There were no exercises by any of the Named Officers of any stock options, stock appreciation rights or stock options granted in tandem with stock appreciation rights during the fiscal years ended June 30, 1996, or June 30, 1995 or during the 5-month transition period ended November 30, 1996. During fiscal year ended November 30, 1997, Dwight R. Tanaka and Michael
    S. Clark exercised options, which are reported below.

(3) The amounts reported consist of matching contributions by the Company pursuant to its 401(k) Plan.

(4) Represents the Company's 5-month transition period from July 1, 1996 to November 30, 1996.

EMPLOYMENT AGREEMENTS

  The Company has entered into an Employment Agreement dated as of May 16, 1996 with Christopher R. Pook to serve as the President and Chief Executive Officer of the Company through May 16, 2001 (the "Pook Employment Agreement"). Pursuant to the Pook Employment Agreement, Mr. Pook is to receive an initial base salary of $225,000 per year, which salary may be increased from time to time by the Board of Directors and also increases annually based on the CPI index. Mr. Pook is also entitled to participate in any bonus plan, stock option plan or any other employee benefit or compensation plan that the Company may have in effect from time to time. If Mr. Pook's employment is terminated as a result of a change in control of the Company, or otherwise terminated without cause by the Company, Mr. Pook will be entitled to receive a severance payment equal to 30 months of his full base salary, accelerated vesting of all outstanding stock options and other benefits, continued participation in all benefit plans for a period of 12 months following his termination and legal fees incurred by Mr. Pook with respect to contesting the termination of his employment agreement or securing performance of the terms of his employment agreement. The Pook Employment Agreement provides that the Company will indemnify Mr. Pook against any acts or omissions made by him in good faith while performing services for the Company.

  The Company has entered into an Employment Agreement dated as of May 16, 1996 with James P. Michaelian to serve as the Chief Operating Officer of the Company through May 16, 2001 (the "Michaelian Employment Agreement"). Pursuant to the Michaelian Employment Agreement, Mr. Michaelian is to receive an initial base salary of $175,000 per year, which salary may be increased from time to time by the Board of Directors and also increases annually based on the CPI index. Mr. Michaelian is also entitled to participate in any bonus plan, stock option plan or any other employee benefit or compensation plan which the Company may have in effect from time to time. If Mr. Michaelian's employment is terminated as a result of a change in control of the Company, or otherwise terminated without cause by the Company, Mr. Michaelian will be entitled to receive a severance payment equal to 30 months of his full base salary, accelerated vesting of all outstanding stock options and other benefits, continued participation in all benefit plans for a period of 12 months following his termination and legal fees incurred by Mr. Michaelian with respect to contesting the termination of his employment agreement or securing performance of the terms of his employment agreement. The Michaelian Employment Agreement provides that the Company will indemnify Mr. Michaelian against any acts or omissions made by him in good faith while performing services for the Company.

  The Company also has employment agreements with other members of the senior management team, which provide that in the event the Company terminates the employment of the employee, the Company shall pay up to twelve months severance to the employee plus all outstanding bonus incentives due to the employee.

STOCK OPTION AND STOCK INCENTIVE PLANS

  1996 Employee and Director Stock Incentive Plan. In May 1996, the Board of Directors and shareholders of the Company approved the Company's 1996 Employee and Director Stock Incentive Plan (the "1996 Plan"). The 1996 Plan was adopted in order to enable the Company to attract, retain and motivate key employees and directors by providing for or increasing the proprietary interests of such persons in the Company.

 All employees and directors of the Company are eligible to participate in the 1996 Plan. The 1996 Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee"). Pursuant to the 1996 Plan, the Committee may grant, without limitation, any of the following awards to employees or directors: shares of Common stock or any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security (an "Award"). Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative. The Committee, in its sole discretion, determines all of the terms and conditions of each Award granted under the 1996 Plan.

  An aggregate of 400,000 shares of Common stock have been reserved for issuance in connection with Awards made to employees and directors under the Plan. The Plan is effective for a period of 10 years, through May 2006. The Board of Directors of the Company may amend or terminate the 1996 Plan at any time and in any manner; provided, however, that no such amendment or termination may terminate or modify any Award previously granted under the Plan without the consent of the recipient of the Award. As of November 30, 1997, no grants of Awards have been made under the 1996 Plan.

  1993 Stock Option Plan. In December 1993 the Company adopted its 1993 Stock Option Plan (the "1993 Plan"), which was approved and adopted by the Board of Directors and shareholders of the Company. The 1993 Plan is administered by the Stock Option Committee, but no further options will be granted under the 1993 Plan. The 1993 Plan was terminated in early 1996.

  The exercise price of options granted to optionees under the 1993 Plan had to be equal to the fair market value of a share of Common stock on the date the option was granted (110% with respect to optionees who own at least 10% of the outstanding Common stock). All options granted under the 1993 Plan are non-qualified stock options.

  Options to purchase an aggregate of 602,451 shares of Common stock were granted under the 1993 Plan, all of which options (except for options to purchase 31,729 shares of Common stock which were granted in January 1995), were granted in December 1993 at an exercise price of $1.09 per share. 127,723 of those options were exercised in the fiscal year ended November 30, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY END OPTION/SAR VALUES

(A)                          (B)         (C)                (D)                       (E)
                                                   NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                  UNDERLYING UNEXERCISED   THE-MONEY OPTIONS/SARS AT
                          # SHARES               OPTIONS/SARS AT FY END(#)       FY END($)(1)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
NAME                     EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ----------- ----------- ------------- ----------- -------------
Christopher R. Pook             0     $      0     104,661      69,774     $1,465,254    $976,836
 Chairman, CEO and
 President
James P. Michaelian             0            0      65,221      43,481        913,094     608,734
 Chief Operating Officer
Dwight R. Tanaka           31,244      231,490           0      20,830              0     291,620
 VP Operations
Michael S. Clark           19,037      368,211           0      12,691              0     177,674
 VP Marketing
Gemma A. Bannon            13,594      165,303           0       9,064              0     126,896
 Secretary

--------
(1) The closing price of Grand Prix Association of Long Beach, Inc. stock on November 28, 1997 was $14.00.

401(k) PLAN

  On November 1, 1995, the Company adopted a 401(k) Plan (the "401(k) Plan") pursuant to which employees who have completed at least one year of service with the Company if hired after November 1, 1995, and meet certain other eligibility requirements, may contribute, on a pre-tax basis, a percentage of the employee's total annual income from the Company, subject to certain Internal Revenue Code limitations. The Company may make matching contributions to the 401(k) Plan in its discretion, and for the first two years the Company committed to make a matching contribution equal to 25% of employee contributions. All contributions are allocated to the employee's individual account. Contributions made by the Company to the 401(k) Plan vest 100% after five years employment.

BONUS PLAN

  Since 1990, the Company has had in effect a three tier bonus plan in which year-round full-time employees are eligible to participate (the "Bonus Plan"). In the first tier of the Bonus Plan a bonus is paid based on the Company's marketing department having surpassed its projected earnings for the Grand Prix event. This bonus is allocated among the members of the Company's marketing department as well as among the employees participating in the third tier of the Bonus Plan. The second tier of the Bonus Plan offers incentives to employees for bringing new business into the Company unrelated to the Grand Prix of Long Beach. Employees in all departments of the Company are eligible to participate in the second tier of the Bonus Plan. The third tier of the Bonus Plan is based on the general profitability of the Company overall, and, with the exception of the Company's marketing department employees, all employees are eligible to participate in this third tier of the Bonus Plan; however, the senior executive officers of the Company receive most of the bonus compensation from this third tier of the Bonus Plan. Before any bonus is payable under the third tier of the Bonus Plan, the Company's pre-tax profits for the year in which the bonus is to be calculated must exceed the average of 75% of the pre-tax profits of the three previous years. In the Company's fiscal year ended November 30, 1996 no bonuses were paid. The Bonus Plan may be terminated or modified at any time in the sole discretion of the Company.

POTENTIAL FOR CHANGE IN CONTROL

  On August 8, 1997, the Company signed Stock Purchase Agreements with Midwest Facility Investments, Inc. ("MFI"), a wholly owned subsidiary of International Speedway Corporation, and Penske Motorsports, Inc. ("PMI") (the "Agreements") for the purchase by each of 315,000 shares of the Company's unregistered Common Stock for a purchase price of $12.34 per share. This purchase resulted in MFI and PMI each owning 7.2% of the Company's outstanding Common Stock. The Agreements provide that the funds received by the Company from the sale of stock to MFI and PMI be used for capital expenditures intended to enhance the Company's ability to promote additionally sanctioned motor racing events at its Gateway and Memphis facilities; and give MFI and PMI certain preemptive rights for up to four years. In connection with the Agreements, the Company agreed to expand its Board of Directors by two and to use its best efforts to cause one nominee of MFI and one nominee of PMI to be elected to the Board to fill the new positions. MFI and PMI also agreed (until the earlier of (i) six years or (ii) the date Christopher R. Pook ceases to serve as Chief Executive Officer unless a successor approved by MFI and PMI has been appointed within 120 days, (iii) there is a tender offer for the Company's equity or (iv) the Company enters into a merger or other agreement pursuant to which the Company's current shareholders would own less than 50% of the surviving corporation's capital stock) not to, without Board approval, (a) purchase additional shares of the Company's stock, (b) conduct a proxy contest to obtain control of the Board or (c) enter into any non-market transaction to sell the Company's stock to anyone who does not agree to be bound by the same aforementioned stand still provisions, except they may each purchase up to 5% of the Company's outstanding Common Stock, (in certain cases, such amount may be increased to an aggregate individual ownership for MFI or PMI, as applicable, of 20.5% if MFI or PMI, as applicable, acquires certain shares of Common Stock pursuant to the Right of First Refusal Agreement) and purchase shares from other shareholders who are subject to a Right of First Refusal Agreement between MFI and PMI and that shareholder (hereinafter the "stand still" provisions).

  In connection with the Agreements, the bylaws of the Company were amended by written consent of a majority of the shareholders to increase the board of directors to a maximum of eleven and on October 13, 1997, Gregory W. Penske and H. Lee Combs were elected as directors to the Company's board.

  Concurrently with the signing of the Agreements, the Company, MFI and PMI signed Registration Rights Agreements, pursuant to which the Company agreed, for a period of three years, to provide MFI and PMI with certain "piggyback" registration rights. In addition, the Company has also agreed, subject to certain exceptions, to file a registration statement covering the Shares not later than June 30, 1998 and has agreed, subject to certain exceptions, to use its reasonable best efforts to cause such registration statement to be declared effective as soon as practicable thereafter and to be maintained effective for at least two years.

  Further to the Agreements and Registration Rights Agreements, MFI and PMI entered into a Right of First Refusal Agreement with certain shareholders of the Company, which shareholders collectively beneficially owned approximately 38% of Company's outstanding shares (on a fully diluted basis and after giving effect to the sale of Common Stock pursuant to the Agreement). In December 1997, MFI and PMI exercised their right of first refusal to acquire 22,500 shares each offered by a member of the group. In addition, in September, 1997 MFI and PMI acquired 2,500 shares each from a former board member under their rights of first refusal.

  In the Stock Purchase Agreements, MFI and PMI are allowed to each purchase up to an additional 5% of the Company's outstanding Common Stock on the open market, and purchase shares from other shareholders who are subject to a Right of First Refusal Agreement. In the event that such purchases bring the total ownership of MFI or PMI to greater than 10%, each has the right to purchase sufficient Common Stock on the open market to bring the ownership interest of each up to 20.5% of the outstanding Common Stock of the Company. If they make such purchases, however, their rights under the Right of First Refusal Agreement are reduced on a share for share basis. Exercise of their rights of first refusal and other rights pursuant to these agreements could result in MFI and/or PMI acquiring over 40% of the Company's Common Stock. Both MFI and PMI are SEC reporting companies. None of the control persons of the Company serve on the boards of directors of MFI, PMI or International Speedway Corporation ("ISC"). H. Lee Combs, a Director and Senior Vice President of ISC, and Gregory W. Penske, a Director and Executive Vice President of PMI are directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has purchased certain merchandise in the normal course of business from a company owned by a member of the Board of Directors for a number of years. As of July 1, 1997, the Company purchased a majority of the equipment of an apparel manufacturing and embroidery business owned by the daughter and son-in-law of one of the executive staff for the purpose of establishing an in-house clothing manufacturing and embroidery division.

LIMITATION OF LIABILITY

  The Company's Articles of Incorporation and bylaws contain provisions limiting the personal liability of directors to the Company or its shareholders and indemnifying directors, officers, employees and agents of the Company for actions, in their capacity as such, to the fullest extent permitted by law. In August 1994, each of the then-existing non-employee directors of the Company entered into an indemnification agreement with the Company pursuant to which the Company has agreed to indemnify the non-employee directors against expenses incurred by the non-employee director arising out of any act or omission of the director arising out of his or her duties as a director of the Company. The Company has entered into similar agreements with new non-employee directors of the Company who became directors after August 1994 and anticipated that it will do so in the future for any new non-employee directors. Further, each of the Pook Employment Agreement and Michaelian Employment Agreement provides that the Company shall indemnify and hold harmless Messrs. Pook and Michaelian against any acts or omissions made by them in good faith while performing services for the Company. The Company has a directors and officers liability insurance policy.

  At present there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Such officers, directors and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all
Section 16(a) reports that they file. Based solely upon a review of copies of such reports received or written representations from certain reporting persons, the Company believes that they complied with all Section 16(a) filing requirements applicable to such officers, directors and ten percent shareholders during the fiscal year ended November 30, 1997, except for the inadvertent late filing of Forms 4 by Dwight Tanaka, Gemma Bannon, Michael Clark, and Daniel S. Gurney regarding exercise of options, and by John R. Queen III regarding receipt of a gift of the Company's Common Stock.

                         ANNUAL REPORT TO SHAREHOLDERS

  The Annual Report to Shareholders of the Company for the fiscal year ended November 30, 1997 including audited financial statements has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

  Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1999 annual meeting must be received by the Secretary of the Company no later than December 1, 1998 in order to be included in the proxy solicitation materials relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be transacted at the Annual Meeting of shareholders, but if any other matters do come before the meeting, it is the intention of the person named in the accompanying proxy to vote or act with respect to them in accordance with her best judgment.

                                          By Order of the Board of Directors

                                          /s/ Gemma A. Bannon
                                          Gemma A. Bannon, Secretary

                                REVOCABLE PROXY
                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
                 ANNUAL MEETING OF SHAREHOLDERS--APRIL 22, 1998

  The undersigned shareholder(s) of the Grand Prix Association of Long Beach, Inc. ("GPALB") hereby nominates, constitutes and appoints Gemma A. Bannon, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of GPALB which the undersigned is entitled to vote at the Annual Meeting to be held at the Hilton Hotel, One World Trade Center, Long Beach, CA, on Wednesday, April 22, 1998, at 4:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

  1. Election of Directors for a three year term, as set forth in the Notice of Annual Meeting

       [_] FOR ALL NOMINEES LISTED BELOW  [_] FOR ALL NOMINEES LISTED EXCEPT:

             -----------------------------------------------------
  INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line above:

  THREE YEAR TERM: Joseph Ainge, H. Lee Combs, Wayne Kees
  ONE YEAR TERM:   Gregory Penske

  2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants.

       [_] FOR     [_] AGAINST     [_] ABSTAIN

                     PLEASE SIGN AND DATE ON REVERSE SIDE.



  3. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.
THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "FOR" 1 AND 2 UNLESS OTHERWISE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

----------------------------------     ----------------------------------------
Number of Shares                       Date

----------------------------------     ----------------------------------------
Please print name                      Signature

                                                     (Please date this Proxy
                                                     and sign your name as it
                                                     appears on your stock
                                                     certificates. Executors,
                                                     administrators, trustees,
                                                     etc., should give their
                                                     full titles. All joint
                                                     owners should sign.)

                                                     Check if you plan to
                                                     attend the meeting _____

                                                     THIS PROXY IS SOLICITED
                                                     ON BEHALF OF THE BOARD OF
                                                     DIRECTORS AND MAY BE
                                                     REVOKED PRIOR TO ITS
                                                     EXERCISE.